AMENDMENT No. 1
TO
US PB AGREEMENT AND
 COMMITTED FACILITY AGREEMENT
          In connection with that certain U.S. PB Agreement (the "U.S. PB Agreement") and that certain Committed Facility Agreement (the "CFA"), collectively (the "PB Agreements"), both dated as of June 18, 2010, by and among BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc") and Guggenheim Enhanced Equity Income Fund (formerly known as Old Mutual/ Claymore Long-Short Fund, hereinafter the "Customer"), agree to the following amendment. Any capitalized terms not defined herein shall have the meanings given them in the Agreement.
          WHEREAS, effective as of the close of business on Monday, June 21, 2010, the Customer changed its name from "Old Mutual/Claymore Long Short-Fund" to "Guggenheim Enhanced Equity Income Fund" and the parties have agreed to amend the PB Agreements to reflect Customer's change of name.
          WHEREAS, the parties have agreed to amend the collateral requirements set forth in Appendix A to the CFA.
          NOW THEREFORE, the parties hereby agree to amend the PB Agreements as set forth below, effective as of the date of this Amendment.
          1. Name Change. Effective June 22,2010, the PB Agreements, including their respective Exhibits and Appendices are amended so that all references to "Old Mutual/Claymore Long Short-Fund" are changed to references to "Guggenheim Enhanced Equity Income Fund".
          2. Amendment to Appendix A. Effective on the date of this amendment, Section 2 of Appendix A of the CFA shall be replaced as follows;
          "2. Eligible Securities -

(a)	Positions in the following eligible equity and fixed income security types ("Eligible Securities") are covered under the Committed Facility Agreement:

i.	USD common stock traded on the New York Stock Exchange, NASDAQ, or the American Stock Exchange;

ii.	non-convertible and convertible preferred securities and corporate bonds denominated in USD, provided such securities are issued by an issuer incorporated in the USA; or

iii.	exchange traded fund shares listed on a recognized market (NYSE, NASDAQ, or American Stock Exchange) ("ETF Shares").

provided that the Gross Market Value of ETF Shares that are leveraged ETF Shares held as Positions shall not exceed 50% of the Gross Market Value of all Eligible Securities held as Positions, provided further, that the Gross Market Value of ETF Shares that are emerging market ETF Shares held as Positions, as determined by BNPP PB, Inc. in its reasonable discretion, shall not exceed 25% of the Gross Market Value of all Eligible Securities held as Positions.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;

ii.	any short security position;

iii.
any security offered through a private placement or any restricted securities (excluding, for the purposes of this subclause, corporate debt or preferred securities offered under Rule 144A of the Securities Act of 1933, as amended);

iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream; or

v.	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vi.
to the extent 35% of the Gross Market Value of Eligible Securities held as Positions consists of non-investment grade corporate bonds and/or preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade), any non-investment grade corporate bonds and preferred securities in excess of such 35%."

          3. No further Amendments. Except as expressly amended hereby, all of the provisions of the PB Agreements shall remain unamended and in full force and effect.
          4. Governing Law. This amendment shall be governed by, and the provisions of this amendment shall be construed and interpreted under and in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of July 19, 2010.
(Guggenheim Enhanced Equity Income Fund (formerly known as Old Mutual/Claymore Long-Short Fund)